Farmer Mac Prices $120 Million of
Series F Preferred Stock

WASHINGTON, D.C., August 13, 2020 – The Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A) today announced that it has agreed to issue $120 million of Tier 1 capital through the public offering of 5.250% non-cumulative perpetual Series F preferred stock, par value $25.00 per share. The preferred stock offering is expected to close on August 20, 2020, subject to customary closing conditions. Farmer Mac intends to use the net proceeds from the sale of the preferred stock for general corporate purposes and to redeem the $60 million aggregate outstanding par value and liquidation preference of Farmer Mac’s 5.875% non-cumulative preferred stock, Series A. This press release shall not constitute a notice of redemption of such Series A preferred stock. Farmer Mac expects to list the new series of preferred stock on the New York Stock Exchange under the symbol “AGM PRF.”

The dividend rate on the new Series F preferred stock will remain at a non-cumulative, fixed rate of 5.250% per year, when, as, and if a dividend is declared by the Board of Directors of Farmer Mac, for so long as the Series F preferred stock remains outstanding. The Series F preferred stock will have no maturity date, but Farmer Mac will have the option to redeem the preferred stock on any dividend payment date on and after October 17, 2025. Morgan Stanley & Co. LLC served as Sole Book-Running Manager for this transaction. Bancroft Capital, LLC, BTIG, LLC and Sidoti & Company, LLC served as Co-Managers for this transaction.

The offering is being made pursuant to an exemption from registration under the Securities Act of 1933, as amended, and is being made solely by means of an offering circular. You may obtain a copy of the offering circular by contacting Morgan Stanley & Co. LLC, 180 Varick Street, New York, New York 10014, Attention: Prospectus Department, or by phone at 1-866-718-1649 or email prospectus@morganstanley.com.

Forward-Looking Statements
In addition to historical information, this release includes forward-looking statements that reflect management’s current expectations for the preferred stock offering, Farmer Mac’s intended use of the proceeds from the offering and the closing date of the offering. You should pay particular attention to the important risk factors and cautionary statements described in the “Risk Factors” section of the offering circular that relates to the offering referenced above, as well as the risk factors discussed in Farmer Mac’s Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC on February 25, 2020, Farmer Mac’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, as filed with the SEC on May 11, 2020, and Farmer Mac’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, as filed with the SEC on August 10, 2020 . In light of these potential risks and uncertainties, no undue reliance should be placed on any forward-looking statements expressed in this release. The forward-looking statements contained in this release represent management’s expectations as of the date of this release. Farmer Mac undertakes no obligation to release publicly the results of revisions to any forward-looking statements included in this release to reflect new information or any future events or circumstances, except as the SEC otherwise requires.

About Farmer Mac
Farmer Mac is a vital part of the agricultural credit markets and was created to increase access to and reduce the cost of capital for the benefit of American agricultural and rural communities. As the nation’s secondary market for agricultural credit, we provide financial solutions to a broad spectrum of the agricultural community, including agricultural lenders, agribusinesses, and other institutions that can benefit from access to flexible, low-cost financing and risk management tools. Farmer Mac’s customers benefit from our low cost of funds, low overhead costs, and high operational efficiency. Additional information about Farmer Mac is available on Farmer Mac’s website at www.farmermac.com.

CONTACT: Jalpa Nazareth, Investor Relations
Megan Murray-Pelaez, Media Inquiries
(202) 872-7700

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